EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Carillon Series Trust and to the use of our report dated February 23, 2021 on the financial statements and financial highlights of Chartwell Income Fund, Chartwell Mid Cap Value Fund, Chartwell Short Duration High Yield Fund, Chartwell Small Cap Growth Fund, and Chartwell Small Cap Value Fund, each a series of shares of beneficial interest in The Chartwell Funds. Such financial statements and financial highlights appear in the December 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
January 28, 2022